Exhibit 21

SUBSIDIARIES

The following are lists of consolidated subsidiaries of First Horizon National Corporation (“FHNC”) and of First Tennessee Bank National Association (“FTBNA”), and information concerning certain unconsolidated entities, all at December 31, 2015. Each consolidated entity is 100% owned by its immediate parent, except as described below in note (1) to the FHNC table and note (1) to the FTBNA table, and all are included in the Consolidated Financial Statements.

Directly Owned Consolidated Entities of FHNC

Entity	Type of Ownership by FHNC	Jurisdiction of Incorporation/ Organization
First Tennessee Bank National Association(1)	Direct	United States
Martin & Company, Inc.	Direct	Tennessee
First Horizon Merger Sub, LLC	Direct	Tennessee
First Tennessee Community Development Fund, LLC	Direct	Tennessee

(1)	At December 31, 2015, 300,000 shares of non-voting preferred stock issued by this subsidiary are outstanding and are not owned by FHNC. That preferred stock has an aggregate liquidation preference amount of $300,000,000 and is not participating with the common stock in the event of liquidation. At December 31, 2015, divisions of this subsidiary did business in certain jurisdictions under the following names: First Horizon, First Horizon Bank, First Horizon Home Loans, First Horizon Equity Lending, First Tennessee Home Loans, FTN Financial Capital Markets, FTN Financial Portfolio Advisors and FTB Advisors.

Consolidated Subsidiaries of FTBNA

Subsidiary of FTBNA	Type of Ownership by FTBNA	Jurisdiction of Incorporation/ Organization
FTN Financial Main Street Advisors, LLC	Direct	Nevada
FTN Financial Capital Assets Corporation	Direct	Tennessee
FTN Financial Securities Corp.	Direct	Tennessee
FTN Financial Investment Corp.	Direct	Delaware
FTN Financial Asia Limited *	Indirect	Hong Kong
First Tennessee New Markets Corporation	Direct	Tennessee
Vivarium Investment Fund, LLC	Indirect	Delaware
SR Memphis Investment Fund, LLC	Indirect	Delaware
FTB Advisors, Inc.	Direct	Tennessee
First Horizon ABS Trust 2006 – HE1(1)	Direct	Delaware
First Horizon Asset Securities, Inc.	Direct	Delaware
First Horizon Insurance Services, Inc.	Direct	Tennessee
First Horizon Insurance Agency, Inc.*	Direct	Georgia
FTB Advisors Insurance Services, Inc.	Direct	Tennessee
FT Reinsurance Company	Direct	South Carolina
FT Leasing, Inc.	Direct	Tennessee
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Hickory Venture Capital Corporation	Direct	Alabama
JPO, Inc.	Direct	Tennessee
FTRE Holding, LLC	Direct	Delaware
FT Real Estate Securities Company, Inc.	Indirect	Delaware
First Horizon Preferred Funding, Inc.	Indirect	Delaware
FERP, LLC	Indirect	Delaware
First Horizon Preferred Funding II, Inc.	Indirect	Delaware
First Horizon Securities Management, Inc.	Indirect	Delaware
First Horizon Preferred Funding III, Inc.	Indirect	Delaware
First Horizon Preferred Funding IV, Inc.	Indirect	Maryland
First Tennessee Housing Corporation	Direct	Tennessee
CC Community Development Holdings, Inc.	Indirect	Tennessee
First Horizon Community Development Enterprises, LLC	Direct	Tennessee
First Horizon CDE 1, LLC	Direct	Tennessee
First Horizon CDE 2, LLC	Direct	Tennessee
First Horizon CDE 3, LLC	Direct	Tennessee
FT Building, LLC	Direct	Tennessee
PODS Ventures LLC	Direct	North Carolina

*	Inactive at December 31, 2015.

(1)	Consolidated subsidiary is not wholly-owned directly or indirectly by FHNC at December 31, 2015. First Horizon ABS Trust 2006 – HE1 is a trust to which FTBNA transferred certain assets. That trust issued debt securities secured by those assets. FTBNA retains certain rights as transferor.

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